THE
VAZQUEZ
LAW FIRM

Peter J. Vazquez Jr.
NJ & NY Bars

Steven L. Vazquez
OF COUNSEL
NJ & NY Bars

July 18, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: Direct LED, Inc.

Dear Sir or Madam:

Please be advised that I have reached the following conclusions regarding the above offering:

1. Direct LED, Inc. (the "Company") is a duly and legally organized and existing Delaware state corporation, with its registered office located and principal place of business located in New York, New York. The Certificate of Formation of the Articles of Incorporation with registration fees were submitted to the Delaware Secretary of State and filed with the office on May 14, 2012. The Company's existence and form is valid and legal pursuant to Delaware law.

2. The Company is a fully and duly incorporated Delaware corporate entity. The Company has one class of Common Stock at this time. Neither the Articles of Incorporation, Bylaws nor subsequent resolutions change the non-assessable characteristics of the Company's common shares of stock. The Common Stock previously issued by the Company is in legal form and in compliance with the laws of the State of Delaware, its Constitution and reported judicial decisions interpreting those laws and, when such stock was issued, it was duly authorized, fully paid for and non-assessable. The common stock to be sold under this Form S-1 Registration Statement is likewise legal under the laws of the State of Delaware, its Constitution and reported judicial decisions interpreting those laws and when such stock is issued it will be duly authorized, fully paid for and non-assessable.

3. To my knowledge, the Company is not a party to any legal proceedings nor are there any judgments against the Company, nor are there any actions or suits filed or threatened against it or its officers and directors, in their capacities as such, other than as set forth in the registration statement. I know of no disputes involving the Company and the Company has no claim, actions or inquires from any federal, state or other government agency, other than as set forth in the registration statement. I know of no claims against the Company or any reputed claims against it at this time, other than as set forth in the registration statement.

TEL 862.210.8424
FAX 862.210.8451

197 FAIRFIELD ROAD
FAIRFIELD, NEW JERSEY 07004

vazquezlawyer@gmail.com
www.vazquezfirm.com

4. The Company's outstanding shares are all common shares. There are no liquidation preference rights held by any of the Shareholders upon voluntary or involuntary liquidation of the Company.

5. The directors and officers of the Company are indemnified against all costs, expenses, judgments and liabilities, including attorney's fees, reasonably incurred by or imposed upon them or any of them in connection with or resulting from any action, suit or proceedings, civil or general, in which the officer or director is or may be made a party by reason of being or having been such a director or officer. This indemnification is not exclusive of other rights to which such director or officer may be entitled as a matter of law.

6. All tax benefits to be derived from the Company's operations shall inure to the benefit of the Company. Shareholders will receive no tax benefits from their stock ownership, however, this must be reviewed in light of the Tax Reform Act of 1986.

7. By directors' resolution, the Company has authorized the Registration on Form S-1 of 585,824 shares of common stock to be offered for sale by selling shareholders.

The Company's Articles of Incorporation presently provide the authority to the Company to issue 100,000,000 shares of common stock, with a par value of $0.0001 per share. Therefore, a Board of Directors' Resolution which authorized the issuance for sale of up to 585,824 shares of common stock is within the authority of the Company's directors and the shares, when issued, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of my opinion as herein set forth as an exhibit to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement.

Very truly yours,
The Vazquez Law Firm

By /s/ Peter Vazquez
PETER J. VAZQUEZ, JR.

PJV/def